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                                                                    EXHIBIT 99

DANKA PRESS RELEASE


FOR IMMEDIATE RELEASE                                        WILLIAM T. FREEMAN
                                                                   813-576-6003

                                                                 PAUL G. DUMOND
JUNE 25, 1996                                                011-44171-603-1515





                DANKA ANNOUNCES ESTIMATED FIRST QUARTER RESULTS


Danka Business Systems PLC (NASDAQ: DANKY) today announced an estimated range of results for its first quarter ending June 30, 1996. Based upon preliminary information currently available to the Company, Danka anticipates that its revenues will be between $401.0 and $405.0 million, while earnings from operations are expected to range between $27.5 and $29.0 million. Provided that no unexpected events occur before the end of the quarter, net earnings before income taxes are projected to reach between $22.3 and $23.5 million, equivalent to $0.24 to $0.25 per American Depositary Share.

The Company believes that its earnings will be affected by expenses associated with the expansion of its salesforce, support personnel and infrastructure which have not, as yet, yielded expected productivity, and unanticipated costs incurred to regionally centralize certain management and administrative functions. Danka is aggressively hiring and training new field sales representatives and support staff for its core operations. The Company is making significant investments in the infrastructure necessary to support this enlarged group of professionals and the incremental expenses associated with such activities impacts profitability.

To focus the Company's efforts towards digital color and high-volume products, major markets and growth of its core business, Danka is moving away from its traditional branch management concept to a more centralized, market oriented, support concept of administration ("Market Based Approach"). Under a Market Based Approach, most of the administrative and management functions which were performed at the branch level are centralized on a regional basis. Such functions include managerial support, service dispatch, billing and collections, supply sales and equipment setup and delivery. This Market Based Approach is ultimately expected to provide for a higher quality of customer support, increased productivity and reduced administrative costs. Danka's implementation of the Market Based Approach has resulted in a duplication of certain administrative and management functions, which has increased selling, general and administrative costs.

The Company continues to direct significant resources towards the growth of its core commercial business and to key acquisition activities. During the last nine months, Danka expanded its efforts to market digital color products and high-volume copiers across North America. The Company more than doubled the number of its locations selling digital color products; and, since January 1996 has opened three additional regional digital support centers. To direct and assist its customers' implementation of digital technology, Danka has doubled the number of Certified Network Engineers on its staff. The Company also completed its initial six phase roll-out of the Kodak high-volume copiers to 35 major markets throughout North America. Each of these actions were essential to the expansion of the Company's digital color and high-volume markets which are among the primary areas of Danka's future growth.
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Dan Doyle, Chief Executive, commented, "Danka is making significant investments to introduce leading-edge products, increase market penetration, streamline field operations, and provide a higher level of customer care and service. The added expenses are affecting Danka's current profitability. The anticipated positive impact from these changes inevitably takes time, but upon their achievement, should position the Company for sustainable growth into the future. We believe that the steps we are taking are in the long-term best interest of the Company, and that our plans to increase the number and capability of our salesforce and expand our product offerings should enhance shareholder value."

Danka Business Systems PLC, headquartered in St. Petersburg, Florida, is one of the largest independent suppliers of photocopiers, facsimiles and other automated office equipment in North America and Europe.



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11201 Danka Circle North                                  107 Hammersmith Road
St. Petersburg, Florida  33716                         London, England W14 OQH





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